Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Sema4 Holdings Corp. 2021 Equity Incentive Plan, Sema4 Holdings Corp. 2021 Employee Stock Purchase Plan, and Sema4 Holdings Corp. Earn-out RSU Awards and to the incorporation by reference therein of our report dated May 6, 2021, with respect to the financial statements of Mount Sinai Genomics, Inc. included in the Registration Statement on Form S-1 of Sema4 Holding Corp., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY
January 25, 2022